STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on February 3, 2011.

Daniel E. Shapiro
First Deputy Secretary of State

Rev. 05/09

110131000477

New York State Department of State
Division of Corporations, State Records and Uniform Commercial Code
One Commerce Plaza, 99 Washington Avenue
Albany, NY 12231
www.dos.state.ny.us

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF

E Global Marketing Inc.

(Insert Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is:

E Global Marketing Inc.

If the name of the corporation has been changed, the name under which it was formed is:

SECOND: The date of filing of the certificate of incorporation with the Department of State is:

September 7, 2006

THIRD: The amendment effected by this certificate of amendment is as follows:

(Set forth each amendment in a separate paragraph providing the subject matter and full text of each amended paragraph. For example, an amendment changing the name of the corporation would read as follows: Paragraph *First* of the Certificate of Incorporation relating to *the corporation name* is hereby amended to read as follows: *First: The name of the corporation is ... (new name) ...*)

Paragraph First of the Certificate of Incorporation relating to
the name of the corporation

is hereby amended to read in its entirety as follows:
First: The name of the corporation is Alpha Lujo, Inc.

110131000477

Paragraph Fourth of the Certificate of Incorporation relating to the corporation's capitalization is hereby amended by increasing the authorized shares of Common Stock by One Hundred and Fifty Million (150,000,000) shares, from Fifty Million (50,000,000) shares to Two Hundred Million (200,000,000) shares, each having a par value of one tenth of one cent ($0.001), and

is hereby amended to read in its entirety as follows:

Fourth: The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred and Five Million (205,000,000) shares: Two Hundred Million (200,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($0.001) (the "Common Stock"), and Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($0.001) (the "Preferred Stock").

FOURTH: The certificate of amendment was authorized by: *(Check the appropriate box)*

- [x] The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.
- [ ] The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

[signature] *(Signature)*

Norm Klein *(Name of Signer)*

Vice President *(Title of Signer)*

110131000477

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF

E Global Marketing Inc.

(Insert Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

Filer's Name Daniel H. Luciano, Esq.

Address 242A West Valley Brook Road

City, State and Zip Code Califon, NJ 07830

NOTE: This form was prepared by the New York State Department of State. It does not contain all optional provisions under the law. You are not required to use this form. You may draft your own form or use forms available at legal stationery stores. The Department of State recommends that all documents be prepared under the guidance of an attorney. The certificate must be submitted with a $60 filing fee, plus the required tax on shares pursuant to §180 of the Tax Law, if applicable.

For Office Use Only

tax 75

STATE OF NEW YORK
DEPARTMENT OF STATE
FILED JAN 31 2011
TAX $ 75
BY: DWV

Kn

RECEIVED
2011 JAN 28 PM 2:00

110131000546